American Financial Group Announces Second Quarter Results

Cincinnati, Ohio - July 21, 2004 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings for the 2004 second quarter of $55.9 million ($.75 per share), significantly above the $30.5 million ($.44 per share) reported for the second quarter of last year. The increase reflects primarily 2003 charges for an arbitration decision in the property and casualty group and lower interest rates in the fixed annuity business, and improved earnings in the insurance operations, partly offset by lower realized gains on investments.

Net earnings for the first six months of 2004 were $129.1 million ($ 1.73 per share) compared to $55.6 million ($.80 per share) for the same 2003 period. The increase results from higher earnings from insurance operations and net realized gains on investments versus net realized losses in the 2003 period.

Many investors and analysts focus on "core earnings" of companies, setting aside items which are not considered to be part of the ongoing earnings of the company, such as net realized gains (losses) on investments, discontinued operations, cumulative effect of accounting changes and other non recurring items. A reconciliation of this non-GAAP measure to net earnings is set forth in the accompanying summary of earnings.

Core earnings from insurance operations were $55.7 million ($.75 per share) for the second quarter of 2004 compared to $14.7 million ($.21 per share) for the previous year's second quarter. The results for the 2003 second quarter included an after-tax charge of $28.5 million ($.41 per share) for the effect of an arbitration decision relating to a claim arising from a property and casualty insurance ("P&C") business in runoff, and a $6.7 million ($.10 per share) charge representing AFG's portion of a charge recorded within the fixed annuity operations. Core earnings from insurance operations for the first half of 2004 were $109.1 million ($1.46 per share), compared to $58.5 million ($.84 per share) for the 2003 period. Details of the financial results may be found in the accompanying schedules.

Carl H. Lindner, AFG Chairman and Chief Executive Officer stated, "Our second quarter earnings were significantly above last year's second quarter and slightly ahead of market expectations. We continue to see excellent underwriting results within our specialty P&C operations and improvement in the operating earnings of our annuity, supplemental and life insurance operations. Based on our results through the first half of this year, I remain comfortable with our 2004 core earnings guidance of between $2.85 and $3.10 per share. In addition, as a result of the merger of Provident Financial Group and National City Corporation on July 1, AFG received common and preferred shares, equivalent to approximately 8 million common shares, of National City and will record a third quarter after-tax gain of approximately $130 million."

Page Two

Business Segment Results

 The P&C Specialty Group generated strong underwriting profit of $31.9 million for the 2004 second quarter, an improvement of $14.7 million over the same period a year ago. The Group's combined ratio was 94.0% compared to 95.7% in the 2003 second quarter. Continuing rate increases as well as volume growth fueled an 18% increase in gross written premiums for the 2004 quarter as compared to the 2003 period. Rate increases in the specialty operations averaged about 8% for the second quarter of 2004. Net written premium growth of 31% over the 2003 period, was the result of the growth in gross written premiums and the retention of a greater percentage of premiums written in certain property and transportation businesses.

The Specialty Group's combined ratio for the first six months of 2004 was 93.6%, an improvement of 3.2 points from the 2003 period. Gross and net written premiums for the 2004 six month period grew 18% and 27%, respectively, as compared to the same period in 2003. Further details of the Specialty Group operations may be found in the accompanying schedules.

Carl H. Lindner III, AFG Co-President and head of the P&C Group commented: "Our Specialty Group generated a very solid underwriting profit in the 2004 second quarter. Our Property & Transportation and California Workers' Compensation businesses continue to report strong growth and underwriting profits. Excluding the effect of a 2003 quota share agreement, Property & Transportation net written premiums grew 24% in the 2004 quarter compared to the 2003 period. The quota share effect, as well as favorable reserve development, also reduced the 2003 second quarter combined ratio by about 20 points. "

"Our Specialty Financial business continues to have strong growth. Its underwriting results were comparable to the 2004 first quarter and significantly better than the same period a year ago due to a reduction in adverse development of claims in our surety business and improved performance in our lender services business. Our Specialty Casualty business reported a modest underwriting profit and stable growth in the quarter. "

"We look for our financial and casualty businesses to generate better underwriting results for the remainder of 2004 compared to the 2003 periods. As we expected, rate increases did moderate somewhat during the second quarter; however, our operations experienced average rate increases of about 9% through the first half of the year. We continue to target about 8% for the entire year. We will maintain our philosophy of strong underwriting and pricing discipline at the expense of premium growth, if necessary."

The company also announced that it has entered into a definitive agreement to sell, subject to regulatory approvals, Transport Insurance Company, an inactive company with only run-off insurance liabilities, including asbestos and environmental exposures. The sale is expected to close during the third quarter. In the 2003 fourth quarter, the company recorded an after-tax charge of approximately $36 million for the planned disposal.

The Annuity, Supplemental Insurance and Life Group reported core net operating earnings of $17.9 million for the second quarter of 2004, significantly above the $9.3 million for the 2003 period. This increase reflects primarily an $8.1 million aftertax charge in the 2003 second quarter related to the negative effect of lower interest rates on the fixed annuity operations. For the first six months of 2004, core net operating earnings were $32.3 million compared to $22.9 million in the 2003 period. The increase for the first six months reflects improved results in each of this group's business lines.

Page Three

This group's statutory premiums for the 2004 second quarter and six-month period were 14% and 15% lower, respectively, than the same periods last year. The group continues to maintain discipline in setting commission and interest crediting rates, resulting in lower sales of single premium annuities. Based on the current interest rate environment, the group expects its core operating earnings for 2004 will exceed those reported in 2003 by 25% to 30%. Further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 82% of GFR common stock and a proportional share of its earnings is included in AFG's results.

About American Financial Group, Inc.

 Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.

Forward Looking Statements

 This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions, future premiums, revenues and earnings; and rate increases.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, levels of catastrophes and other major losses, adequacy of loss reserves of the insurance businesses and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, competitive pressures, including the ability to obtain rate increases and other changes in market conditions that could affect AFG's insurance operations.

Conference Call

 The company will hold a conference call to discuss 2004 second quarter results at 11:30 a.m. (ET) today. Toll-free telephone access will be available by dialing 1-800-299-8538. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 1:30 p.m. (ET) today until 8:00 p.m. on July 28, 2004. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 17924068. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)
	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Operating revenues	$ 896.2	$ 751.3	$1,729.4	$1,628.9
Costs and expenses	811.6	737.6	1,566.4	1,550.3
	84.6	13.7	163.0	78.6
Related income taxes	28.9	2.1	53.9	24.6
Earnings from consolidated
insurance operations	55.7	11.6(1)	109.1	54.0(1)
Net investee earnings from Infinity	-	3.1	-	4.5
Core earnings from insurance
Operations	55.7	14.7(1)	109.1	58.5(1)

Other items, net of tax:
Special tax benefits (2)	-	-	-	5.5(2)
Realized investment gains (losses)	.9	15.9	23.2	(7.7)
Discontinued operations (3)	(.4)	.6	.2	.9
Other	(.3)	(.7)	(1.6)	(1.6)
Cumulative effect of accounting
Change(4)	-	-	(1.8)	-

Net earnings	$ 55.9	$ 30.5	$ 129.1	$ 55.6

Diluted Earnings (Loss) per Common Share:
Core from insurance operations	$ .75	$ .21(1)	$ 1.46	$ .84(1)
Special tax benefits (2)	-	-	-	.08(2)
Realized investment gains (losses)	.01	.23	.31	(.11)
Discontinued operations (3)	(.01)	.01	-	.01
Other	-	(.01)	(.02)	(.02)
Cumulative effect of accounting
change(4)	-	-	(.02)	-

Net earnings	$ .75	$ .44	$ 1.73	$ .80

Average number of Diluted Shares	74.7	69.9	74.5	69.7

  Includes 2003 2nd quarter charges of $28.5 million ($.41 per share) for an arbitration decision relating to a 1995 property claim arising from a discontinued business and $6.7 million ($.10 per share) for a reduction in estimated future profitability of in-force fixed annuities.

  Reflects tax benefits in 2003 relating to the Company's basis in Infinity Stock.

  Represents operating results related to the planned disposal of Transport Insurance Company.

  Reflects the implementation of an accounting change related to long duration contracts mandated by Statement of Position 03-1.

	June 30,	December 31,
	2004	2003

Selected Balance Sheet Data:
Total Cash and Investments	$14,775	$13,828
Long-term Debt	$ 1,031	$ 837
Payable to Subsidiary Trusts (Issuers of Preferred Securities)	$ 78	$ 265
Shareholders' Equity	$ 2,094	$ 2,076

Book Value Per Share	$28.51	$28.42
Common Shares Outstanding	73.4	73.1

AMERICAN FINANCIAL GROUP, INC.

PROPERTY AND CASUALTY INSURANCE OPERATIONS

UNDERWRITING RESULTS

(In Millions)
Three months ended June 30,		Six months ended June 30,

	2004	2003	2004	2003

Property and Casualty Insurance
Operations: (a)

Gross written premiums	$ 937	$ 854	$1,746	$1,712

Net written premiums	$ 590	$ 469	$1,130	$1,025

Ratios (GAAP):
Loss & LAE ratio	63.9%	76.9%(b)	63.7%	72.1%(b)
Expense ratio	30.4%	29.4%	30.2%	29.0%
Policyholder dividend ratio	.2%	.6%	.2%	.3%

Combined Ratio (c)	94.5%	106.9%	94.1%	101.4%

Specialty Group:

Gross written premiums	$ 936	$ 796	$1,742	$1,473

Net written premiums	$ 589	$ 450	$1,126	$ 889

Ratios (GAAP):
Loss & LAE ratio	63.5%	65.6%	63.2%	65.2%
Expense ratio	30.3%	29.5%	30.2%	31.2%
Policyholder dividend ratio	.2%	.6%	.2%	.4%

Combined Ratio	94.0%	95.7%	93.6%	96.8%

  Includes operations of Infinity Property and Casualty through mid-February 2003, AFG's direct auto insurance companies through the date of their sale at the end of April 2003, personal lines operations remaining with AFG and the specialty group.

  For the three and six month periods, includes 10.6 points and 4.6 points, respectively, for the effect of an arbitration decision relating to a claim arising from a discontinued business.

  Includes other discontinued lines.

AMERICAN FINANCIAL GROUP, INC.

PROPERTY AND CASUALTY INSURANCE GROUP

SUPPLEMENTAL SPECIALTY GROUP OPERATING INFORMATION

(In Millions)

	Three months ended June 30,		Pct. Change	Six Months ended June 30,	Pct. Change
	2004	2003		2004 2003

Gross Written Premiums:
Property & Transportation	$ 338	$ 288	18%	$ 578 $ 479	21%
Specialty Casualty	388	354	10%	752 694	8%
Specialty Financial	121	87	39%	228 162	41%
California Workers' Compensation	90	68	32%	186 138	35%
Other	(1)	(1)	N.M.	(2) -	N.M.
	$ 936	$ 796	18%	$1,742 $1,473	18%

Net Written Premiums:
Property & Transportation	$ 206	$ 128	61%	$ 353 $ 253	40%
Specialty Casualty	194	172	12%	392 338	16%
Specialty Financial	95	70	36%	186 128	46%
California Workers' Compensation	81	63	27%	165 129	27%
Other	13	17	(22)%	30 41	(27)%
	$ 589	$ 450	31%	$1,126 $ 889	27%

Combined Ratio (GAAP):
Property & Transportation	84.6%	66.3%*		84.1% 84.3%
Specialty Casualty	99.4%	99.5%		96.8% 100.1%
Specialty Financial	101.5%	113.4%		101.2% 111.7%
California Workers' Compensation	90.0%	100.5%		92.5% 96.3%

Aggregate Specialty Group	94.0%	95.7%		93.6% 96.8%

* Reflects a reduction of approximately 20 percentage points due to the effect of a quota share agreement and favorable development of claims in 2003.

Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

  Specialty Casualty includes primarily excess and surplus, general liability,

  executive and professional liability and customized programs for small to mid-sized businesses.

  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity bonds and foreign credit insurance.

  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.

  Other includes an internal reinsurance facility and discontinued lines.